Exhibit p.28

II.	CODE OF ETHICS

A.	Introduction

A.	Purpose

The Company has adopted the policies and procedures described in this section of the Manual (the “Code of Ethics” or “Code”) in an effort to maintain a policy of strict compliance with the highest standards of ethical business conduct and the provisions of applicable laws, including state and federal securities laws and regulations. In particular, Rule 204A-1 (the “Rule”) under the Investment Advisers Act of 1940, as amended, requires the Company to adopt a code of ethics containing provisions reasonably necessary to prevent Access Persons (as defined below) from engaging in any act, practice or course of business prohibited by the Rule.

“Access Person” means (i) all management personnel (officers, directors and partners) of the Company, and (ii) any other Employee of the Company who has access to information regarding the purchase or sale of securities by the Company or the portfolio holdings of any of its Clients, or who is involved in making recommendations with respect to purchases or sales of securities. The Company treats all Employees as Access Persons for the purpose of this Code.

This Code is predicated on the principle that the Company owes a fiduciary duty to its Clients. Every fiduciary has the duty and a responsibility to act in the utmost good faith and in the best interests of the Client and to always place the Client’s interests first and foremost. Accordingly, the Company’s Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients.

In addition, this Code of Ethics has been adopted to ensure that Employees who have knowledge of the portfolio transactions will not be able to act thereon to the disadvantage of the Company or its Clients. It is the responsibility of each Employee to understand the various laws applicable to such Employee and to conduct personal securities transactions in a manner that does not interfere with the transactions of the Company or its Clients, or otherwise take unfair advantage of the Company or its Clients.

The Code does not address every possible situation that may arise. Consequently, every Employee is responsible for exercising good judgment, applying ethical principles, and bringing violations or potential violations of the Code of Ethics to the attention of the CCO. Any questions regarding the Company’s Code of Ethics should be referred to the CCO.

B.	Administration of Code

The CCO shall be responsible for all aspects of administering and all interpretive issues arising under this Code. The CCO is responsible for considering any requests for exceptions to, or exemptions from, the Code. Any exceptions to, or exemptions from, the Code shall be subject to such additional procedures, reviews, and reporting as may be deemed appropriate by the CCO.

For purposes of this Code, all actions by the CCO that normally require pre-approval by the CCO will be reviewed and approved by Chris Fahy.

C.	Recordkeeping Requirements

The Company shall maintain the following records at its principal place of business:

•	a copy of each Code in effect during the past five years;

•	a record of any violation of the Code and any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs;

•	a copy of each personal trading report required by this Code;

•	a record of all persons required to make reports currently and during the past five years ;

•	a record of all persons who are or were responsible for reviewing these reports during the past five years; and

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a record of any decision (and the reasons supporting such decision) to approve any person’s purchase of securities in an initial public offering or private placement, for at least five years after approval.

D.	Condition of Employment or Service with the Company

This Code of Ethics applies to each Employee of the Company. Employees shall read and understand this Code and uphold the standards of the Code in their day-to-day activities at the Company. Compliance with the Code shall be a condition of employment or continued affiliation with the Company and conduct not in accordance herewith shall constitute grounds for sanctions (including, without limitation, reprimands, restrictions on activities, disgorgement, termination of employment, or removal from office). Each Employee shall sign the acknowledgement form attached to the manual as Exhibit A indicating his or her receipt and understanding of, and agreement to comply with this Code. Such signed acknowledgement should be returned to the CCO and may be submitted electronically.

B.	Standards of Conduct

A.	Employee Conduct

The following general principles should guide the individual conduct of each Employee:

•	Employees will not take any action that will violate any applicable laws or regulations, including all federal securities laws;

•	Employees will adhere to the highest standards of ethical conduct;

•	Employees will maintain the confidentiality of all information obtained in the course of employment with the Company;

•	Employees will bring any issues reasonably believed to place the Company at risk to the attention of the CCO;

•	Employees will not abuse or misappropriate the Company’s or any Client assets or use them for personal gain;

•	Employees will disclose any activities that may create an actual or potential conflict of interest between the Employee, the Company, and/or any Client;

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Employees will deal fairly with Clients and other Employees and will not abuse their position of trust and responsibility with Clients or otherwise take inappropriate advantage of his or her position with the Company;

•	Employees will comply with the Code of Ethics.

B.	Falsification or Alteration of Records

Falsifying or altering records or reports of the Company, preparing records or reports that do not accurately or adequately reflect the underlying transactions or activities of the Company or its Clients, or knowingly approving such conduct is prohibited. Examples of prohibited financial or accounting practices include:

•	Making false or inaccurate entries or statements in any Company or Client books, records, or reports that intentionally hide or misrepresent the true nature of a transaction or activity;

•	Manipulating books, records, or reports for personal gain;

•	Failing to maintain required books and records that completely, accurately, and timely reflect all business transactions;

•	Maintaining any undisclosed or unrecorded Company or Client funds or assets;

•	Using funds for a purpose other than the described purpose;

•	Making a payment or approving a receipt with the understanding that the funds will be, or have been, used for a purpose other than what is described in the record of the transaction.

C.	Competition and Fair Dealing

The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, not through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information obtained without the owner’s consent, or inducing such disclosures by past or present Employees of other companies is prohibited. Each Employee should endeavor to respect the rights of and deal fairly with the Company’s Clients, vendors, service providers, suppliers, and competitors. No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice. Employees should not falsely disparage or make unfair negative comments about its competitors or their products and services. Negative public statements concerning the conduct or performance of any former Employee of the Company should also be avoided.

C.	Prohibition against Insider Trading

A.	Company Policy

Investment advisers and their employees often have access to material information about a public company that has not been publicly disseminated. Federal and state securities laws generally make it unlawful for any person to trade in securities of a publicly-traded issuer while in possession of material, non-public information concerning such issuer or its securities. It is also unlawful to pass material, non-public information to others (a practice known as “tipping”). The persons covered by these restrictions are not only “insiders” of publicly-traded issuers, but also any other person who, under certain circumstances, learns of material, non-public information about an issuer, such as attorneys, investment banking analysts, and investment managers.

Violations of these restrictions may have severe consequences for both the Company and its Employees. Trading on material, non-public information or communicating such information to others is punishable by imprisonment and criminal fines. In addition, employers may be subjected to liability for insider trading or tipping by Employees. Broker-dealers and investment advisers may be held liable for failing to take measures to deter securities laws violations where such failure is found to have substantially contributed to or permitted a violation.

In light of these rules, the Company has adopted the general policy, applicable to all Employees that an Employee may not trade in any Client or personal account in the securities of any publicly-traded issuer about which the Employee possesses material, non-public information, nor “tip” others about such information.

The laws of insider trading are continuously changing. Employees may legitimately be uncertain about the application of the rules contained in this Manual in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. Employees should notify the CCO immediately if they have any questions as to the propriety of any actions or about the policies and procedures contained herein.

B.	Explanation of Insider Trading

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If any Employee has any questions they should consult the CCO.

i.	What is Material Information?

“Material information” is defined generally as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to:

•	business combinations (such as mergers or joint ventures),

•	changes in financial results,

•	changes in dividend policy,

•	changes in earnings estimates,

•	significant litigation exposure,

•	new product or service announcements,

•	private securities offerings,

•	plans for recapitalization,

•	repurchase of shares or other reorganization plans,

•	antitrust charges,

•	labor disputes,

•	pending large commercial or government contracts,

•	significant shifts in operating or financial circumstances (such as major write-offs and strikes at major plants), and

•	extraordinary business or management developments (such as key personnel changes).

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information from The Wall Street Journal’s “Heard on the Street” column.

No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. If an Employee is in receipt of non-public information that they believe is not material, they should confirm such determination with the CCO.

ii.	What is Non-Public Information?

Information is non-public until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report publicly filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

If the information is not available in the general media or in a public filing, it should be treated as non-public. If an Employee is uncertain whether or not information is non-public, they should contact the CCO.

iii.	Specific Sources of Material Non-Public Information

Below is a list of potential sources of material, non-public information that Employees of the Company may periodically access. If an Employee accesses or utilizes any of these sources of information, whether in connection with their employment duties or otherwise, they should be particularly sensitive to the possibility of receiving material non-public information about a publicly-traded company, and immediately notify the CCO if they feel that they have received material non-public information. This list is provided for general guidance and is not an exclusive list of all possible sources of material non-public information.

iv.	Contacts with Research Consultants and Public Companies

In order to protect against the Adviser obtaining material non-public information from research consultants, all personnel of the Adviser who have contact with such consultants must comply with the policies and procedures described below. These policies and procedures apply to (i) expert networks; (ii) research consultants who receive compensation of any kind from either the Adviser or an intermediary third-party for their services (“Paid Consultants”); (iii) certain persons who are contacted as a part of the Adviser’s investment research process who do not receive any compensation from either the Adviser or an intermediary third-party for their services (“Non-Paid Contacts”); (iv) direct contact with public company officers or personnel (“Company contacts”); and (v) speakers at events sponsored by broker dealers in which the Adviser is not the only participants (“Speakers”) (collectively, “Research Consultants”). Currently, Seven Grand does not use Research Consultants. However, if it did, the procedures stated below would be followed.

Policies and Procedures Relating to the Use of Research Consultants

•	Written Agreement

•	The Adviser may use the services of an intermediary organization (i.e., an expert network) to identify and locate Paid Consultants.

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Relationships with Paid Consultants and expert networks must be governed by a written agreement approved by the CCO that, among other things, contains relevant provisions regarding the disclosure of confidential and/or material non-public information and reminds the Paid Consultants and expert networks of their obligations under the applicable securities laws.

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A separate written agreement is not required for relationships with non-Paid Consultants or with Paid Consultants that are found through an intermediary organization, such as an expert network, with which the Adviser has on file an approved written agreement.

•	A written agreement is not required for contact with Company contacts or Speakers.

•	Pre-Clearance of First Consultation with Particular Individual

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You must obtain written pre-clearance from the CCO or his designee before your initial contact with an expert network or any individual that is either a Paid Consultant or a Non-Paid Contact who is not affiliated with an approved expert network. Excluded from this requirement are contacts with Company contacts and Speakers.

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To obtain pre-clearance with respect to initial contact with a Paid Consultant or Non-Paid Contact, you must send an e-mail containing the Research Consultant’s first and last name, employer, job description, intermediary (if any), and details of the consulting project (including the scope of the consultation and the research project, as well as any particular issuer or issuers it relates to) to the CCO or his designee.

•	The CCO or his designee may place certain conditions upon pre-clearance of consultations with a particular individual.

•	You may not consult with any individual or use any expert network unless and until you have received an affirmative written response to your request for pre-clearance.

•	Restrictions/Prohibitions Applicable to All Consultations

•	You are prohibited from having any consultation with any Research Consultant for the purpose of obtaining material, non-public information.

•	You are prohibited from having any consultation with any Research Consultant on the “no call” list referred to in paragraph (f) below.

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You are prohibited from having any consultation with a Paid Consultant that is an officer, director, employee, or independent contractor of a public company (or who has served in that capacity within the last six months) for the purpose of discussing their public company.

•	You are prohibited from having any consultation with any official or employee of any government or governmental agency in exchange for any direct or indirect payment or compensation.

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You are prohibited from having any consultation, on a paid or non-paid basis, with any person whom you have reason to believe is violating any contractual or fiduciary obligation to a public company or to any other party through his or her communications with you or who is causing or may have caused another person to violate their contractual or fiduciary obligations.

•	You are prohibited from making any payment directly to any Research Consultant. All payments must be processed through the Adviser.

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Consultations with individual Research Consultants should be of reasonable duration and cost. On a quarterly basis, the CCO or his designee will review the expert network records and reserves the right to either restrict or limit further usage of any given Research Consultant.

•	For good cause and with appropriate safeguards, the CCO or his designee may, in his discretion, authorize an exception from the above prohibitions in writing.

•	Confirmation of Legal Responsibilities

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At the beginning of your relationship with an expert network and once prior to every new project with a Paid Consultant or Non-Paid Contact who is not affiliated with an expert network, and communications with all Company contacts, the following statement must be communicated and an oral assent must be received before any further communication takes place.

Before we start, I would like to remind you that the Adviser actively invests in the public securities markets. The purpose of speaking with you is to obtain your independent insight as it relates to a particular industry, sector or company. Thus, please do not share any material non-public information or confidential information that you have a duty to keep confidential or that you otherwise should not disclose. Do you agree with these conditions?

If the before mentioned statement is not agreed to you cannot participate in any Consultation with the Research Consultant.

•	The CCO or his designee reserves the right to sit in on any meeting with a consultant.

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Prior to every new project with a Paid Consultant who is an officer, director, employee, or independent contractor of any company (issuer, distributor, service provider or other), in addition to having that individual acknowledge the statement in II(d)(i) above, unless the expert network has already done so, you must obtain an express confirmation from the individual that their employer does not prohibit him or her from having such communications.

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If you believe that, during the course of any conversation with a Research Consultant, he or he has violated the above terms or is likely to; you should terminate the conversation and contact the CCO immediately. No trading in the subject security – either personally or on behalf of the Adviser – should take place unless and until the CCO approves the transaction.

•	For good cause and with appropriate safeguards, the CCO or his designee may, in his discretion, authorize an exception from the above requirements in writing.

•	Reporting/Documentation of Consultations

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You or the expert network must provide the CCO with copies of the calendar and e-mail communications regarding every in person or telephonic consultation that you intend to have with a Research Managing Member.

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The CCO or the expert network shall maintain a log of all in person or telephonic consultations and, at his discretion, the CCO or his designee may participate as a listener in certain consultations. With respect to such consultations, the CCO shall maintain a record of such participation and of the matters that were discussed.

•	The CCO will conduct regular reviews of electronic communications by the hedge fund analysts, including those with Research Consultants. Appropriate follow-up will be conducted as necessary.

•	“No Call” List

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If applicable, the CCO shall maintain a list of Research Consultants (including expert networks) with which consultations are generally prohibited for any reason including information indicating that the employer of the Research Consultant does not permit its employees to engage in such communications.

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If any of the Adviser’s personnel become aware of circumstances warranting that a particular Research Consultant or Expert Network Firm be placed on the “no call” list, they shall inform the CCO or his designee.

v.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary volatility in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule that expressly forbids trading and “tipping” while in possession of material, non-public information regarding a tender offer received from the tender offeror, the target company, or anyone acting on behalf of either. Employees should exercise particular caution any time they become aware of non-public information relating to a tender offer.

vi.	Directorships and Committee Memberships

An Employee of the Company may be a member of the board of directors, creditor’s committee or similar committee, group or informal organization of credit holders, or have similar status with a public issuer. Any such memberships must be reported to the CCO immediately by completing Outside Activities questionnaire attached hereto as Exhibit C.

vii.	Confidentiality Agreements

The Company may enter into confidentiality agreements with issuers, their representatives, or third party firms relating to the evaluation of a potential transaction in an issuer’s securities. All confidentiality agreements must be approved by the CCO prior to execution. Confidentiality agreements generally require the Company to maintain information received thereunder in confidence, but may also contain other provisions such as restrictions on trading, restrictions on use of the information or a requirement to destroy or return such information. Employees should be particularly sensitive to information they receive pursuant to a confidentiality agreement as such information is likely to be material non-public information. Employees should also be knowledgeable regarding any restrictions or representations with respect to such information contained in a confidentiality agreement so as to avoid a breach thereunder. If an Employee is uncertain as to their rights and obligations under a confidentiality agreement, they should contact the CCO.

viii.	“PIPE” Transactions

Private investments in public companies (“PIPEs”) involve the issuance of unregistered securities in publicly traded companies. Before PIPE investors can publicly trade the unregistered securities, the issuer must file, and the SEC must declare effective, a resale registration statement. To compensate investors for this temporary illiquidity, PIPE issuers customarily offer the securities at a discount to market price. Advance news of a PIPE offering may be material non-public information since the announcement typically precipitates a decline in the price of a PIPE issuer’s securities due to the dilutive effect of the offering and the PIPE shares being issued at a discount to the then prevailing market price of the issuer’s stock. The Employees should notify the CCO immediately and exercise particular caution any time they become aware of non-public information relating to a PIPE offering.

ix.	Market Rumors

Creating or spreading a rumor that is known to be untrue with the intent of affecting the market price of a security could constitute an unlawful attempt to manipulate market prices and should be avoided at all times. In addition, making investment decisions or otherwise acting on information received as a market rumor can carry significant risk for the Company and the Employee, given the inherent lack of certainty that a market rumor is accurate and/or does not constitute material non-public information. Employees should contact the CCO prior to acting on or sharing any information received as a market rumor.

x.	Penalties for Insider Trading

Employees may face severe penalties if they trade securities while in possession of material, non-public information, or if they improperly communicate non-public information to others. The consequences of illegal insider trading may include:

•	The Company may terminate their employment;

•	They may be subject to criminal sanctions which may include a fine of up to $5,000,000 per offense and/or up to twenty years imprisonment;

•	The SEC can recover Employees’ profits gained or losses avoided through illegal trading, and a penalty of up to three times the profit from the illegal trades;

•	The SEC may issue an order permanently barring Employees from the securities industry;

•	Employees may be sued by investors seeking to recover damages for insider trading violations.

•	Civil penalties of up to the greater of $1 million or three times the amount of profits gained or losses avoided by an Employee; and

•	Restrictions on the Company’s ability to conduct certain of its business activities.

Insider trading laws provide for penalties for “controlling persons” of individuals who commit insider trading. Accordingly, under certain circumstances, a supervisor of an Employee who is found liable for insider trading may also be subject to penalties.

C.	Compliance Procedures

The following procedures have been established to aid Employees in addressing situations where they have access to material non-public information relating to any company. Each Employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties.

i.	Identifying Material Non-public Information

Before executing any trade for themselves or others, including Client accounts, Employees must determine whether they have access to material, non-public information. Employees should ask themselves the following questions:

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Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if disclosed?

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Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by appearing in publications of general circulation? Is the information already available to a significant number of other traders in the market?

If after consideration of the foregoing Employees believe that the information is material and non-public, or if they have questions as to whether the information is material and non-public, they should take the following steps:

•	Report the matter immediately to the CCO;

•	Do not purchase or sell the securities on behalf of themselves or others, including any Client account;

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Do not communicate the information within or outside of the Company other than to the CCO and other persons who “need to know” such information in order to perform their job responsibilities at the Company.

Upon the determination by the CCO that the information received is material and non-public, the CCO will promptly add the name to the Company Restricted List (defined below).

ii.	Restricted List

Receipt by the Company or an Employee of material non-public information, as well as certain transactions in which the Company may engage, may require, for either business or legal reasons, that Client accounts or personal accounts of Employees do not trade in the subject securities for specified time periods. Any such security will be designated as “restricted.” The CCO will determine which securities are restricted, will maintain a list (the “Restricted List”) of such securities and will deny permission to effect transactions in Client or Employee personal accounts in securities on the Restricted List. The CCO will periodically disseminate the Restricted List to all Employees as it is updated. No Employee may engage in any trading activity, whether for a Client account or a personal account, with respect to a security while it is on the Restricted List. Restrictions with regard to designated securities are also considered to extend to options, rights or warrants relating to those securities and any securities convertible into those securities.

The CCO will be responsible for determining whether to remove a particular company from the Restricted List. The Restricted List is confidential and may not be disseminated outside the Company.

a. Confidentiality of Material Non-Public Information

(a)	Communications

Information in Employees’ possession that they identify as material and non-public may not be communicated to anyone, including any person within the Company other than the CCO and those persons who “need to know” such information in order to perform their job responsibilities at the Company.

(b)	Information Handling

Employees should take all appropriate actions to safeguard any material, non-public information in their possession. Care should be taken that such information is secure at all times. For example, Employees should not leave documents or papers containing material, non-public information on their desks or otherwise for people to see; access to files containing material, non-public information and computer files containing such information should be restricted; and conversations containing such information, if appropriate at all, should be conducted in private.

An Employee may not make unauthorized copies of material, non-public information. Additionally, Employees must ensure the disposal of any material, non-public information in their possession is authorized (for example, material, nonpublic information obtained pursuant to a confidentiality agreement may be required to be returned in certain circumstances). Upon termination of their employment with the Company, Employees must return to the Company any material, non-public information (and all copies thereof in any media) in their possession or under their control.

D.	Personal Securities Transactions

A.	General

The Company has adopted the following general principles governing personal investment activities by Company personnel:

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the interests of Client accounts will be placed in front of any Employee personal transaction. Appropriate investment opportunities must be made for the Company’s Clients before the Company or any Employee may act on them; and

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all personal securities transactions will be conducted in such a manner as to avoid any actual, potential or perceived conflicts of interest or abuse of an individual’s position of trust and responsibility.

B.	Pre-Clearance Procedures

Seven Grand Firm Personnel are generally prohibited from purchase or selling any single stock security and any derivative thereof. If a new employee has pre-existing equity security positions that were acquired prior to their employment at Seven Grand, preclearance must be obtained by the CCO to liquidate said position. The CCO, in his sole discretion, may grant exceptions to the policy.

Employees must obtain approval from the CCO prior to executing a transaction in any Reportable Brokerage Account (defined below) by submitting a pre-clearance form in the form of Exhibit J (Please use Exhibit J if MCO is unavailable).

Pre-clearance authorization will be valid only during the date it is granted.

Post-approval of personal securities transactions is not permitted.

Actions that occur without the direction of the Employee will be exempt from these requirements (option expiration, called bond, converted security, etc.).

The securities below are exempt from the above pre-clearance requirement:

•	Money-market funds;

•	Open-end mutual funds;

•	Exchange traded funds;

•	Bankers acceptances, bank CDs, commercial paper and high quality short-term debt instruments;

•	Unit investment trusts;

•	Brokerage certificates of deposit;

•	Direct obligations of the U.S. government (U.S. Treasury securities);

•	Transactions through an established Automatic Investment Plan;

•	Cryptocurrencies (including, bitcoin, litecoin, ethereum)

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment plan includes a dividend reinvestment plan (DRIP).

C.	Restricted List

No Employee personal securities transactions will be permitted in any security that is currently on the Company’s Restricted List. All Employee personal securities transactions are subject to monitoring in order to ascertain any pattern of conduct which may evidence use of material non-public information obtained in the course of their employment.

D.	Participation in IPOs and Secondary Offerings

Employees require express prior written approval from the CCO, via a preclearance form (Exhibit C) prior to participating in any IPOs or Secondary Offerings.

E.	Private Placements

Employees require express prior written approval from the CCO, via a preclearance form (Exhibit C) prior to directly or indirectly acquiring or disposing of any Beneficial Ownership in any privately placed security. A preclearance form need not be completed for investments in affiliates or managed accounts of Seven Grand. Approval will take into account, among other factors, whether the investment opportunity should be reserved for a Seven Grand client, whether the opportunity is being offered to the employee because of his or her position with Seven Grand or as a reward for past transactions and whether the investment creates or may in the future create a conflict of interest. No approvals will be granted for such investments if (i) the entity (or an affiliate of such entity) is a current or former client of Seven Grand, (ii) there is a potential conflict with Seven Grand’s business, or (iii) there is otherwise an appearance of impropriety.

Investments in private securities include shares of a non-public company, interests in private limited partnerships, and direct or indirect financial interests in privately-owned organizations. Additionally, private transactions such as inherited or gifted shares or securities obtained or disposed of in private transactions must obtain preclearance as stated above.

F.	Disclosure of Brokerage Accounts

Each Employee must disclose all brokerage accounts in which an Employee holds a beneficial interest within ten days after becoming an Employee and thereafter upon establishing any new brokerage account. This disclosure is made through Exhibit D. (Please use Exhibit D if MCO is unavailable)

Additionally, Employees holding beneficial interests in Reportable Brokerage Accounts must abide by the requirements in Investment Disclosure for Reportable Brokerage Accounts. For purposes of this Code, Reportable Brokerage Accounts include any personal brokerage account over which the Employee has (a) control or discretionary trading authority and (b) the capability to hold or trade Reportable Securities as defined in SEC Rule 204A-1. (Reportable Securities include, but are not limited to, individual securities such as stocks, bonds and options. )

i.	Brokerage Accounts that are not Reportable Brokerage Accounts

a.	Managed Accounts

An Employee will be exempted from the “Pre-Clearance Procedures” procedures and Investment Disclosure for Reportable Brokerage Accounts procedures of this Code with respect to any account over which the Employee has no discretionary trading authority (i.e. no direct or indirect influence, or power to control or influence investment decisions in the account) (the “Managed Account”). However, the Employee will still be required to disclose the existence of the Managed Account via Exhibit D. A Managed Account is an account that meets the following criteria:

•	the account is managed by a third party investment manager (i.e., financial planner or wealth manager or trustee) that is an independent unaffiliated professional; and

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the Employee has no direct or indirect influence or power to control or influence investment decisions in the account, including: (a) suggesting purchases or sales of investments to the trustee or third-party discretionary manager; (b) directing purchases or sales of investments; or (b) consulting with the trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account.

However, Employees will be required to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements and trade confirmations) made in the Employee’s Managed Accounts at the request of the CCO.

b.	Accounts that Cannot Contain Reportable Securities

An Employee will be exempted from the “Pre-Clearance Procedures” procedures and Investment Disclosure for Reportable Brokerage Accounts procedures under this Code with respect to an account that is unable to hold Reportable Securities. However, the Employee will still be required to disclose the existence of the brokerage account via Exhibit D. Reportable Securities include individual securities such as stocks, bonds and options, but they do not include securities such as open-ended mutual funds. Reportable Securities are defined as:

“Reportable Security” means a security as defined in section 202(a)(18) of the Advisers Act, except that it does not include: (i) Direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Shares issued by open-end funds other than reportable funds; and (v) Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

However, Employees will be required to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements and trade confirmations) made in the Employee’s brokerage accounts at the request of the CCO.

G.	Investment Disclosure for Reportable Brokerage Accounts

i.	Holdings Reports

All Employees must certify their personal securities holdings via the Initial Holdings Report in the form of Exhibit E (Please use Exhibit E if MCO is unavailable) within ten days after first becoming an Employee. The information contained in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person becomes an Employee.

Additionally, Employees must submit an Annual Holdings Report in the form of Exhibit E by January 31 of each year, provided, however, that an Employee need not submit an Annual Holdings Report if the information reported therein would be duplicative of information contained in broker trade confirmations, notices or advices or account statements received by the Company. The information contained in the Annual Holdings Report must be current as of a date no more than 45 days prior to the date the Annual Holdings Report is submitted.

A report must be submitted even if no purchases or sales of securities were made during the period covered by the report.

ii.	Transactions Reports

Employees must file a written or electronic Quarterly Transaction Report in the form of Exhibit F (Please use Exhibit F if MCO is unavailable) within 30 days after the end of each calendar quarter that identifies all transactions made during the quarter, provided, however, that an Employee need not submit a Quarterly Trade Report if the information reported therein would be duplicative of information contained in broker trade confirmations, notices or advices or account statements received by the Company.

A Quarterly Trade Report must be submitted even if no purchases or sales of securities were made during the period covered by the report.

H.	Review

The CCO shall be responsible for (i) notifying Employees of their reporting obligations under this Code and (ii) reviewing the reports submitted by each Employee under this Code. The CCO may assign the review of Employee reports to a designee, however, no person shall be allowed to review or approve his or her own reports, and reports shall be reviewed by the CCO or other officer who is senior to the person submitting the report. The CCO shall maintain records of all reports filed pursuant to these procedures.

All Employee personal securities transactions are subject to monitoring in order to ascertain any patterns of conduct which may evidence conflicts with the principles of this Code, including patterns of front-running or other inappropriate behavior.

E.	Political Contributions

A.	Company Contributions

Firm funds or gifts may not be furnished, directly or indirectly, to a government official, government employee or politician for the purpose of obtaining or maintaining business on behalf of the Firm. Such conduct is illegal and may violate federal and state criminal laws. Assistance or entertainment provided to any government office should never, in form or substance, compromise the Firm’s arms-length business relationship with the government agency or official involved.

B.	Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona fide travel costs for certain legitimate business purposes. However, the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Civil and criminal penalties for violating the FCPA can be severe. The Company and its Access Persons must comply with the spirit and the letter of the FCPA at all times. Access Persons must obtain written pre-clearance from the CCO prior to giving anything of value that might be subject to the FCPA by submitting a pre-clearance form in the form of Exhibit L (Please use Exhibit H if MCO is unavailable).

C.	Pay-to-Play

i.	Background

SEC Rule 206(4)-5 prohibits “pay-to-play” practices by investment advisers that seek to provide investment advisory services to government entities (i.e., any state or political subdivision of a state, including: any agency, authority or instrumentality of the state, a pool of assets sponsored or established by the state, a plan or program of a government entity; and officers, agents, or employees of the state acting in their official capacity). The rule applies to government assets managed by the Company, whether in a separate account or a pooled investment vehicle. Rule 206(4)-5 prohibits:

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An adviser’s receipt of compensation from a government entity for two years following any contribution by the adviser or certain of its personnel (“covered associates”), to certain officials of a government entity (“covered official”);

•

Payments by an adviser or any covered associate to third-party solicitors or placement agents for their solicitation of government entities unless the third party solicitor is a registered representative of a broker-dealer or registered investment adviser subject to pay-to-play regulations ; and

•

An adviser and its covered associates from soliciting or coordinating contributions for an official of a government entity to which the adviser is seeking to provide advisory services, or payments to a political party of a state or locality where any adviser is providing or seeking to provide advisory services to a government entity.

The rule also prohibits acts done indirectly, which, if done directly, would result in a violation of the rule.

The look back provisions of the rule require an investment adviser to look back in time to determine whether it will be subject to any business restrictions under the rule when employing or engaging a person who would be considered a covered associate due to such person’s triggering contribution to an official of a government entity. The two year time out is not triggered by a contribution made by a natural person more than six months prior to becoming a covered associate, unless he or she, after becoming a covered associate, solicits investors. As a result, the full two year look back applies only to covered associates who solicit for the Company.

ii.	Compliance Procedures

The following procedures will apply to political contributions by the Company and its Employees:

•

all contemplated contributions to a political candidate (including federal, state, local or PACs) by any Employee will require pre-clearance from the CCO by submitting a pre-clearance form in the form of Exhibit H ;

•	coordination of, or solicitation by, the Company of political contributions to a government official, or payment to a political party of a state or locality, will not be permitted;

•

newly hired or promoted Employees who will be considered covered associates will be required to disclose any political contributions made in the past two years to determine if the look back provisions will apply by completing and submitting a New Employee Political Contribution Declaration Form attached hereto as Exhibit I; and

•	any new relationships with third-party solicitors will require pre-approval from the CCO.

In addition, the CCO may require periodic certifications from Employees that they have not made any political contributions in violation of the Company’s policy.

iii.	De Minimis Exemption

Although all contributions by Employees must be pre-approved, contributions to any state or local candidate or official which are less than the statutory de minimis amounts will be approved. Contributions will be approved if:

•	the Employee is entitled to vote for the candidate and the contribution does not exceed $350 per election; or

•	the Employee is not entitled to vote for the candidate and the contribution does not exceed $150 per election.

F.	Conflicts of Interest

A.	General

Under Section 206 of the Advisers Act, the duty of the Company to refrain from fraudulent conduct includes an obligation to disclose material facts whenever the failure to do so would defraud any client and prospective client. The Company’s duty to disclose material facts is particularly pertinent whenever the Company is in a situation involving a conflict or potential conflict of interest with a client or prospective client. The type of disclosure required by the Company in such a situation will depend upon all the facts and circumstances, but as a general matter, the Company must disclose all material facts regarding the potential conflict of interest so that clients and prospective clients can make informed decisions whether to enter into or continue an advisory relationship with the Company or whether to take some action to protect himself against the specific conflict of interest involved.

B.	Investment Conflicts

Employees who are planning to invest in or make a recommendation to invest in a security for any Client, and who have a material interest in the security or a related security, must first disclose such interest to the CCO. The CCO shall conduct an independent review of the recommendation to purchase the security for Clients and written evidence of such review shall be maintained by the CCO. Employees shall not fail to timely recommend a suitable security to, or purchase or sell a suitable security for, a Client in order to avoid an actual or apparent conflict with a personal transaction in a security.

C.	Prohibited Conduct with Clients

It is a violation of an Employee’s duty of loyalty to the Company and its Clients for any Employee, without the prior written consent of the CCO, to:

•

rebate, directly or indirectly, to any person, firm, corporation or association, other than the Company, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Company or a Client account;

•

accept, directly or indirectly, from any person, firm, corporation or association, other than the Company, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Company or a Client account;

•

own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other financial interest in any business which is publicly-owned; or

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borrow money from any of the Company’s suppliers or Clients; provided, however, that (i) the receipt of credit on customary terms in connection with the purchase of goods or services is not considered to be a borrowing within the foregoing prohibition and (ii) the acceptance of loans from banks or other financial institutions on customary terms to finance proper and usual activities, such as home mortgage loans, is permitted except where prohibited by law.

D.	Outside Activities of Employees

i.	Policy

Employees are expected to devote their full professional time and efforts to the business of the Company and to avoid any activities that could present actual or perceived conflicts of interest. Employees must obtain prior approval from the CCO for any outside activity that involves:

•	a time commitment that would prevent them from performing their duties for the Company;

•	accepting a second job or part-time job of any kind or engaging in any other business outside of the Company;

•	active participation in any business in the financial services industry or otherwise in competition with the Company;

•	teaching assignments, lectures, public speaking, publication of articles, or radio or television appearances, or

•

serving as a director, officer, general partner or trustee of, or as a consultant to, any business, corporation or partnership, including family owned businesses, and charitable, non-profit, and political organizations.

Employees may not serve on the board of any company whose securities are publicly traded, or of any company in which the Company or any Client account owns securities, without the prior approval of the CCO. If such approval is granted, it may be subject to the implementation of appropriate procedures to isolate investment personnel serving as directors from making investment decisions concerning the company in question for a Client account managed by the Company.

E.	Compliance Procedures

All outside activities conducted by an Employee must be approved prior to participation by the CCO by completing and submitting an Outside Business Activities questionnaire attached hereto as Exhibit C.

The CCO may require full details concerning the outside activity including the number of hours involved and any compensation to be received. In addition, in connection with any approval of an outside activity, such approval may, at the discretion of the CCO, be subject to certain conditions deemed necessary or appropriate to protect the interests of the Company or any Client.

F.	Gifts and Entertainment

i.	Policy

The Company recognizes the value of fostering good working relationships with individuals and firms doing business or seeking to do business with the Company. Subject to the guidelines below, Employees are permitted, on occasion, to accept gifts and invitations to attend entertainment events. However, Employees should always act in the best interests of the Company and its Clients and should avoid any activity that might create an actual or perceived conflict of interest or impropriety in the course of the Company’s business relationships. Employees should not accept any gifts or entertainment invitations that have the likelihood of influencing their decisions regarding the business transactions involving the Company. Employees should contact the CCO to discuss any offered activity or gift that may create such a conflict. The Company reserves the right to prohibit the acceptance or retention of a gift or offer of entertainment, regardless of value, as it may determine in its sole discretion.

Entertainment may include events such as meals, shows, concerts, theatre events, sporting events or similar types of entertainment. “Entertainment” also includes in-town and out-of-town trips and seminars where the service provider or counterparty offers to pay for items such as lodging, airfare, meals and/or event expenses. For the purposes hereof, a gift will be deemed to be of significant value if it exceeds $500.00 per gift from any person or entity doing business or seeking to do business with the Company and an entertainment event will be deemed to be of significant value if it exceeds $1,000.00 per event from any such person or entity. An entertainment event will only be deemed to be entertainment if a representative of the service provider or counterparty is also attending the event (otherwise, it will be deemed to be a gift). No gift or entertainment may be accepted, however, regardless of value, that has the likelihood of influencing, any business decision or relationship of the Company.

ii.	Compliance Procedures

The Company has adopted the following principles and procedures governing gifts and entertainment:

•

Any gifts or entertainment of significant value (as defined above) offered from an existing or prospective firm service provider or counterparty must be approved by the CCO via the form included in Exhibit L;

•

Employees may not accept more than four gifts or attend more than four entertainment events per year, regardless of value, given or sponsored by the same person or entity without approval from the CCO via the form included in Exhibit L;

•	Employees may not request or solicit gifts or particular entertainment events;

•	No gift of cash or cash equivalents may be accepted;

•	Items such as pens, coffee mugs or clothing items with a counterparty’s logo are excluded.

G.	Confidentiality and Privacy Policies

A.	Company Information

The protection of confidential business information is vital to the interests and the success of the Company. Employees may not disclose to third parties, or use for their own personal benefit, any information regarding:

•	Advice by the Company to its Clients;

•	Securities or other investment positions held by the Company or its Clients;

•	Transactions on behalf of the Company or its Clients;

•	The name, address or other personal identification information of Clients or investors;

•	Personal financial information of Clients or investors, such as annual income, net worth or account information;

•	Investment and trading systems, models, processes and techniques used by the Company;

•

Company business records, Client files, personnel information, financial information, Client agreements, supplier agreements, leases, software, licenses, other agreements, computer files, business plans, analyses;

•	Any other non-public information or data furnished to the Employee by the Company or any Client or investor in connection with the business of the Company or such Client or investor; or

•	Any other information identified as confidential or which the Employee may otherwise be obligated to keep confidential.

The information described above is the property of the Company and should be kept strictly confidential. Employees may not disclose any such information to any third party without the permission of the CCO or another authorized officer of the Company, except for a purpose properly related to the business of the Company or a Client of the Company (such as to a Client’s independent accountants or administrator) or as required by law.

B.	Client Information and Privacy Policy

The Company is required by federal regulations to adopt certain procedures designed to protect all Client confidential and nonpublic information and to safeguard personal information contained in both paper and electronic records. The following policy (the “Privacy Policy”) is designed to meet the standards set forth in the federal regulations as well as the Commonwealth of Massachusetts Standards for Protection of Personal Information (to the extent that such standards are applicable).

For purposes of this Privacy Policy, the term Client includes, where appropriate, investors in Funds managed by the Company.

i.	Implementation

The Company is committed to (i) safekeeping personal information collected from potential, current and former Clients and (ii) safeguarding against the unauthorized acquisition or use of unencrypted data or encrypted electronic data regarding each Client. The proper handling of personal information is one of the Company’s highest priorities.

To this end, the CCO will coordinate with relevant third parties to implement, maintain, review and revise, as necessary, a comprehensive information security program. The primary objectives for the CCO are to identify and assess any and all reasonably foreseeable internal and external risks to the security, confidentiality and/or integrity of any electronic, paper or other records containing personal information, and to evaluate and improve, where necessary, the effectiveness of current safeguards for limiting such risks. To this end, the Company

•	employs ongoing Employee training ,

•	sets policy for Employees relating to the storage, access and transportation of Client records and personal information,

•	reviews the scope of security measures at least annually ,

•	reasonably monitors its information systems, including for unauthorized use or access, and

•

reasonably reviews and tests electronic encryption and other elements of its computer security system (including its secure user authentication protocols, secure access control measures and system security agent software) .

The CCO reviews all contractual relationships with third party service providers engaged by the Company to ensure adequate protections are in place with respect to the safeguarding of personal information.

ii.	Client Information

The Company collects and keeps only such information that is necessary for it to provide the services requested by its Clients and to administer its Clients’ business with the Company. For instance, the Company may collect nonpublic personal information (such as name, address, social security number, assets, income, net worth, copies of financial documents and other information deemed necessary to evaluate the Client’s financial needs) from Clients when they complete a subscription or other form. The Company may also collect nonpublic personal information from Clients or potential clients as a result of transactions with the Company, its affiliates, its Clients or others (such information to include information received from outside vendors to complete transactions or to effect financial goals).

iii.	Sharing Information

The Company only shares the nonpublic personal information of its Clients with unaffiliated entities or individuals (i) as permitted by law and as required to provide services to the Company’s Clients, such as with representatives within our firm, securities clearing firms, insurance companies and other services providers of the Company, or (ii) to comply with legal or regulatory requirements. The Company may also disclose nonpublic personal information to another financial services provider in connection with the transfer of an account to such financial services provider. Further, in the normal course of business, the Company may disclose information it collects about Clients to entities or individuals that contract with the Company to perform servicing functions such as recordkeeping or computer-related services. Finally, the Company may make good faith disclosure of the nonpublic personal information of its Clients to regulators who have regulatory authority over the Company.

Companies hired to provide support services to the Company are not allowed to use personal information for their own purposes and are contractually obligated to maintain strict confidentiality. When the Company provides personal information to service providers, it requires these providers to agree to safeguard such information, to use the information only for the intended purpose and to abide by applicable law.

The Company does not (x) provide personally identifiable information to mailing list vendors or solicitors for any purpose or (y) sell information relating to its Clients to any outside third parties.

iv.	Employee Access to Information

Only Employees with a valid business reason have access to Clients’ personal information. These Employees are educated on the importance of maintaining the confidentiality and security of such information and are required to abide by the Company’s information handling practices. The Company employs reasonable procedures to prevent terminated Employees from accessing records containing personal information.

v.	Protection of Information

The Company maintains security standards to protect Clients’ information, whether written, spoken, or electronic. To that end, the Company restricts access to nonpublic personal information to Company personnel who need to know such information in order to provide services to Clients. All electronic or computer files containing such information is password secured and firewall protected from access by unauthorized persons. The Company periodically updates and checks its systems to ensure the protection and integrity of information.

The Company also maintains reasonable restrictions upon physical access to records containing personal information, and stores such records in secure facilities.

vi.	Maintaining Accurate Information

The Company’s goal is to maintain accurate, up to date Client records in accordance with industry standards. The Company has procedures in place to keep information current and complete (including the timely correction of inaccurate information).

vii.	E-Mail

Should a Client send the Company a question or comment via e-mail, the Company will share the Client’s correspondence only with those Employees or agents most capable of addressing the Client’s question or concern. All written communications pertaining to such question or comment will be retained by the Company until such time as the Company believes (in its good faith judgment) that it has provided the Client with a complete and satisfactory response. After that time, the Company may archive it according to the requirements of applicable securities laws.

Please note that, unless expressly advised otherwise, the Company’s e-mail facilities do not provide means for completely secure and private communications. Although every attempt will be made to keep Client information confidential, from a technical standpoint, there is still a risk. For that reason, please do not use e-mail to communicate information to the Company that is considered to be confidential. If the Client wishes, communications with the Company may be conducted via telephone or by facsimile. Additional security is available to Clients if they equip their Internet browser with 128-bit “secure socket layer” encryption, which provides more secure transmissions.

viii.	Disclosure of Privacy Policy

The Company recognizes and respects the privacy concerns of its potential, current and former Clients. The Company is committed to safeguarding this information. As a member of the financial services industry, the Company provides this Privacy Policy for informational purposes to Clients and Employees and will distribute and update it as required by law. The Privacy Policy is also available upon request.

ix.	Violations

The Company imposes reasonable disciplinary measures, which may include termination, for violations of its Privacy Policy.